Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Joseph Caminiti or Josh Carroll Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

STRATEGIC PORTFOLIO EXPANSION AND STRONG PRODUCT SEGMENT PERFORMANCE DROVE REVENUE AND EARNINGS GROWTH

HIGHLIGHTS

●	REVENUE AND NET INCOME ATTRIBUTABLE TO THE COMPANY’S STOCKHOLDERS GREW 17.9% AND 9.3%, RESPECTIVELY

●	ORMAT AND SLB PARTNER TO ACCELERATE AND EXPAND ENHANCED GEOTHERMAL SYSTEM DEVELOPMENT

●	COMPANY INCREASES ITS FULL YEAR REVENUE AND EBITDA GUIDANCE

RENO, Nev. November 3, 2025, Ormat Technologies, Inc. (NYSE: ORA) (the “Company” or “Ormat”), a leading renewable energy company, today announced financial results for the third quarter ended September 30, 2025.

KEY FINANCIAL RESULTS

	Q3 2025	Q3 2024	Change (%)	9M 2025	9M 2024	Change (%)
GAAP Measures
Revenues ($ millions)
Electricity	167.1	164.6	1.5%	507.3	522.1	(2.8%)
Product	62.2	37.4	66.6%	153.6	100.0	53.6%
Energy Storage	20.4	9.8	108.1%	52.6	26.8	96.5%
Total Revenues	249.7	211.8	17.9%	713.5	648.9	10.0%
Gross Profit	64.0	58.9	8.8%	193.9	199.1	(2.6%)

Gross margin (%)
Electricity	25.4%	30.2%		27.9%	34.5%
Product	21.7%	19.2%		24.1%	16.0%
Energy Storage	39.4%	20.2%		28.9%	11.5%
Gross margin (%)	25.6%	27.8%		27.2%	30.7%

Operating income ($ millions)	40.4	35.7	13.3%	126.7	123.4	2.7%
Net income attributable to the Company’s stockholders	24.1	22.1	9.3%	92.5	82.9	11.6%
Diluted EPS ($)	0.39	0.36	8.3%	1.51	1.37	10.2%

Non-GAAP Measures
Adjusted Net income attributable to the Company’s stockholders	24.9	26.3	(5.3)%	95.5	90.2	5.9%
Adjusted Diluted EPS ($)	0.41	0.42	(2.4)%	1.56	1.49	4.7%
Adjusted EBITDA[1] ($ millions)	138.4	137.7	0.6%	423.3	405.0	4.5%

“Our strong third quarter results reflect the continued progress and execution of our growth strategy, highlighted by a 17.9% rise in revenue, 13.3% increase in operating income, 9.3% growth in net income attributable to the Company’s stockholders and continued expansion in adjusted EBITDA,” said Doron Blachar, Chief Executive Officer of Ormat Technologies. “Consistent with the past few quarters, our Energy Storage and Product segments continue to deliver strong results and exhibit encouraging growth, with revenue in the quarter for the two segments up 108.1% and 66.6%, respectively, while showing significant margin improvement. Within the Energy Storage segment, our results continued to benefit from the recent operation of new facilities that came online in 2024 and in the first half of 2025, including our new 60MW/120MWh Lower Rio facility. In the Product segment, we signed a new contract that increased our backlog to $295 million and is expected to support elevated 2026 revenues. Electricity segment results during the quarter benefited from portfolio expansion, specifically the recent Blue Mountain power plant acquisition, as well as the improved performance at our Dixie Valley facility. These contributions helped offset a $5.5 million negative combined impact from the September storm-related grid failure in the Imperial Valley, California, as well as curtailments in the U.S. and ongoing enhancement work at our Stillwater power plant in Nevada. In addition, there was a $3.2 million reduction in revenues and gross margin at the Puna complex in Hawaii due to lower energy rates.”

“Over the past few months Ormat has made meaningful progress in accelerating the timeline to market of next-generation geothermal solutions. Our commitment to advancing Enhanced Geothermal Systems (EGS) is demonstrated by our strategic commercial agreement with Sage Geosystems to pilot its advanced Pressure Geothermal technology at one of our sites and, more recently, our definitive agreement to partner with SLB, a leader in subsurface technology. The collaboration with SLB aims to fast-track the development and commercialization of EGS solutions, uniting two industry leaders in the advancement of this shared goal. We believe that these partnerships, together with our ongoing internal EGS initiatives, will help accelerate our development timelines, broaden our suite of geothermal capabilities, and further strengthen our industry leadership.

Blachar continued “Ormat is experiencing strong momentum across our business, fueled by recent strategic partnerships and portfolio expansion. demand-driven by data centers and robust power purchase agreement (PPA) pricing, favorable regulatory developments from the OBBBA, and increasing demand for renewable energy. As the global energy transition accelerates and the power needed for AI and data centers expands our market, we believe that Ormat is well-positioned to deliver scalable, sustainable energy solutions. This sustained demand growth reinforces our confidence in achieving our long-term growth and earnings targets. Looking ahead to the fourth quarter and beyond, we expect to finalize new PPAs and remain committed to strengthening our industry leadership and advancing innovative, sustainable energy solutions that we anticipate will help drive growth and long-term shareholder value.”

FINANCIAL HIGHLIGHTS

•

Net income attributable to the Company’s stockholders for the third quarter was $24.1 million, an increase of 9.3% compared to last year. Diluted EPS for the third quarter was $0.39, an increase of 8.3%, compared to the prior year period. This increase is primarily driven by revenue growth across all segments, with improved profitability in our Product and Energy Storage segments, as well as tax benefits related to the storage facilities that commenced or are expected to commence commercial operation by the end of 2025.

•	Adjusted net income attributable to the Company's stockholders and Adjusted diluted EPS for the third quarter was $24.9 million, and $0.41, respectively.

•

Adjusted EBITDA for the third quarter was $138.4 million, an increase of 0.6% compared to 2024. The year-over-year increase in Adjusted EBITDA was driven most notably by growth in the Product segment, which saw higher revenue and improved margins. The Energy Storage segment also supported Adjusted EBITDA growth, due to the contribution of new assets and higher merchant pricing in the PJM market. These contributions were offset by lower income attributable to sales of tax benefits and reduced benefits from a legal settlement with a battery supplier in our storage segment, which were both elevated during the third quarter of 2024.

•

Electricity segment revenues increased by 1.5% during the third quarter, compared to last year. The year-over-year improvement was largely driven by contributions from the recent Blue Mountain acquisition and the improved performance at Dixie Valley. These Electricity results were partially offset by lower revenues at our Ormesa and Heber power plants due to a grid failure caused by the September storm in the Imperial Valley, California, the continued shutdown of Stillwater as preparation for an upgrade and, to a lesser extent, curtailments in some of our Nevada power plants. In addition, lower energy rates compared to the year-ago period led to lower revenues in our Puna complex.

•	Product segment revenues increased by 66.6% in the third quarter of 2025, driven largely by the timing of revenue recognition from manufacturing and construction progress.

•	Product segment backlog stands at approximately $295 million as of November 3rd, 2025, following a large new contract signed in the third quarter of 2025.

•

Energy Storage segment revenues increased 108.1% in the third quarter compared to 2024. The improvement was mainly driven by the contribution of the Bottleneck facility as well as Montague, which both came online last year, and Lower Rio, which commenced operation in August. The revenue from portfolio expansions was further supplemented by slightly higher merchant prices in the PJM market.

•	The Company is updating its 2025 guidance and increasing total revenues and adjusted EBITDA as a result of favorable merchant prices and strong Product segment performance.

BUSINESS HIGHLIGHTS:

•

Subsequent to quarter end, the Company announced a strategic collaboration with SLB to develop EGS solutions. This collaboration with SLB is expected to significantly accelerate the timeline for Ormat to become a developer of EGS power plants and market EGS solutions that will help meet the growing demand for clean energy.

•

The Company signed a strategic commercial agreement with Sage Geosystems Inc. (“Sage”) to pilot Sage’s Pressure Geothermal advanced technology to reduce the time needed to bring geothermal energy to market while accelerating the implementation of next-generation geothermal solutions. Closing of the agreement is expected by year end, subject to certain closing conditions.

•	The Company signed a 25-year extension to its existing PPA with the Southern California Public Power Authority (SCPPA), for 52MW from the Heber 1 geothermal facility.

•

The Company signed two Geothermal Exploration and Energy Conversion Agreements (GEECA), a novel kind of PPA, with the Indonesian utility (PLN), each covering up to 20 MW of geothermal capacity in Indonesia. Under the agreements, Ormat will undertake the exploration drilling, finance, design, construction, installation, and operation of the Geothermal Power Plants on a BOT basis, with a 23-year operating term. PLN will reimburse the cost of successful drilling and retains the option to acquire up to a 30% equity interest in the project.

•	The Company announced the successful commencement of commercial operations at the 60MW/120MWh Lower Rio energy storage facility in Texas.

2025 GUIDANCE

•	Total revenues increased to between $960 million and $980 million.

◦	Electricity segment revenues of between $700 million and $705 million.

◦	Product segment revenues of between $190 million and $200 million.

◦	Energy Storage revenues of between $70 million and $75 million.

•	Adjusted EBITDA increased to between $575 million and $593 million.

◦	Adjusted EBITDA attributable to minority interest of approximately $17.5 million.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and nine months ended September 30, 2025. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts due to high variability and complexity with respect to estimating certain forward-looking amounts. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On November 3, 2025, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on December 1, 2025, to stockholders of record as of the close of business on November 17, 2025.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Tuesday, November 4, 2025, at 9:00 a.m. ET.

Participants within the United States and Canada, please dial +1-800-715-9871, approximately 15 minutes prior to the scheduled start of the call. If you are calling outside of the United States and Canada, please dial +1-646-960-0440. The access code for the call is 3818407. Please request the “Ormat Technologies, Inc. call” when prompted by the conference call operator. The conference call will also be accompanied by a live webcast which will be hosted on the Investor Relations section of the Company's website.

A replay will be available one hour after the end of the conference call. To access the replay within the United States and Canada, please dial 1-800-770-2030. From outside of the United States and Canada, please dial +1-647-362-9199. Please use the replay access code 3818407. The webcast will also be archived on the Investor Relations section of the Company's website.

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,400 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,618MW with a 1,268MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and a 350MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues and Adjusted EBITDA, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, legal, market, industry and geopolitical developments and incentives, demand for renewable energy, and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may”, “will”, “could”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, or “contemplate” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties and other risks described under "Risk Factors" as described in Ormat’s most recent annual report, and in subsequent filings.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollars in thousands, except per share data)
Revenues:
Electricity	167,110	164,638	507,263	522,117
Product	62,247	37,357	153,628	100,018
Energy storage	20,370	9,789	52,616	26,778
Total revenues	249,727	211,784	713,507	648,913
Cost of revenues:
Electricity	124,588	114,941	365,657	342,186
Product	48,766	30,166	116,568	83,982
Energy storage	12,336	7,815	37,423	23,687
Total cost of revenues	185,690	152,922	519,648	449,855
Gross profit	64,037	58,862	193,859	199,058
Operating expenses:
Research and development expenses	1,284	1,816	5,265	5,110
Selling and marketing expenses	4,895	4,248	13,437	13,541
General and administrative expenses	20,174	22,973	57,869	60,536
Other operating income	(3,125)	(6,250)	(10,519)	(6,250)
Impairment of long-lived assets	—	323	—	1,280
Write-off of unsuccessful exploration and storage activities	377	77	1,144	1,456
Operating income	40,432	35,675	126,663	123,385
Other income (expense):
Interest income	1,626	2,051	4,868	6,494
Interest expense, net	(35,677)	(34,822)	(106,832)	(99,506)
Derivatives and foreign currency transaction gains (losses)	(891)	2,046	6,237	132
Income attributable to sale of tax benefits	14,356	19,760	48,178	53,034
Other non-operating income, net	124	22	422	122
Income from operations before income tax and equity in earnings of investees	19,970	24,732	79,536	83,661
Income tax (provision) benefit	4,283	1,193	13,544	4,518
Equity in earnings (losses) of investees	455	(1,624)	861	437
Net income	24,708	24,301	93,941	88,616
Net income attributable to noncontrolling interest	(571)	(2,219)	(1,396)	(5,704)
Net income attributable to the Company's stockholders	24,137	22,082	92,545	82,912
Earnings per share attributable to the Company's stockholders:
Basic:	0.40	0.37	1.53	1.37
Diluted:	0.39	0.36	1.51	1.37
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	60,749	60,480	60,666	60,439
Diluted	61,252	60,770	61,132	60,726

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

	September 30, 2025	December 31, 2024
ASSETS
Current assets:	(Dollars in thousands)
Cash and cash equivalents	79,555	94,395
Restricted cash and cash equivalents (primarily related to VIEs)	126,182	111,377
Receivables:
Trade less allowance for credit losses of $290 and $224, respectively (primarily related to VIEs)	150,066	164,050
Other	38,747	50,792
Inventories	44,604	38,092
Costs and estimated earnings in excess of billings on uncompleted contracts	23,127	29,243
Prepaid expenses and other	42,434	59,173
Total current assets	504,715	547,122
Investment in unconsolidated companies	160,369	144,585
Deposits and other (primarily related to VIE’s)	119,873	75,383
Deferred income taxes	159,667	153,936
Property, plant and equipment, net ($3,364,152and $3,271,248 related to VIEs, respectively)	3,590,567	3,501,886
Construction-in-process ($548,991 and $251,442 related to VIEs, respectively)	1,067,942	755,589
Operating leases right of use ($14,675 and $13,989 related to VIEs, respectively)	35,583	32,114
Finance leases right of use (none related to VIEs)	4,467	2,841
Intangible assets, net	281,804	301,745
Goodwill	167,871	151,023
Total assets	6,092,858	5,666,224

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	190,079	234,334
Short term revolving credit lines with banks (full recourse)	35,000	—
Commercial paper (less deferred financing costs of $19 and $23, respectively)	99,981	99,977
Billings in excess of costs and estimated earnings on uncompleted contracts	32,681	23,091
Current portion of long-term debt:
Limited and non-recourse (primarily related to VIEs):	79,313	70,262
Full recourse	201,843	161,313
Financing liability	9,749	4,093
Operating lease liabilities	4,310	3,633
Finance lease liabilities	1,881	1,375
Total current liabilities	654,837	598,078
Long-term debt, net of current portion:
Limited and non-recourse (primarily related to VIEs and less deferred financing costs of $13,208 and $8,849, respectively)	664,321	578,204
Full recourse (less deferred financing costs of $4,359 and $4,671, respectively)	951,912	822,828
Convertible senior noted (less deferred financing costs of $4,774 and $6,820, respectively)	471,663	469,617
Financing liability	206,647	216,476
Operating lease liabilities	25,404	22,523
Finance lease liabilities	2,646	1,529
Liability associated with sale of tax benefits	195,364	152,292
Deferred income taxes	74,404	68,616
Liability for unrecognized tax benefits	7,125	6,272
Liabilities for severance pay	11,378	10,488
Asset retirement obligation	139,443	129,651
Other long-term liabilities	34,857	29,270
Total liabilities	3,440,001	3,105,844

Redeemable noncontrolling interest	9,904	9,448

Equity:
The Company's stockholders' equity:
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 60,781,792 and 60,500,580 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	61	61
Additional paid-in capital	1,649,718	1,635,245
Treasury stock, at cost (258,667 shares held as of September 30, 2025 and December 31, 2024, respectively)	(17,964)	(17,964)
Retained earnings	885,233	814,518
Accumulated other comprehensive income (loss)	(7,251)	(6,731)
Total stockholders' equity attributable to Company's stockholders	2,509,797	2,425,129
Noncontrolling interest	133,156	125,803
Total equity	2,642,953	2,550,932
Total liabilities, redeemable noncontrolling interest and equity	6,092,858	5,666,224

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

We calculate EBITDA as net income before interest, taxes, depreciation, amortization and accretion. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation, amortization and accretion, adjusted for (i) mark-to-market gains or losses from accounting for derivatives not designated as hedging instruments; (ii) stock-based compensation, (iii) merger and acquisition transaction costs; (iv) gain or loss from extinguishment of liabilities; (v) cost related to a settlement agreement; (vi) non-cash impairment charges; (vii) write-off of unsuccessful exploration and storage activities; and (viii) other unusual or non-recurring items. We adjust to these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of these measures will enhance an investor’s ability to evaluate our financial and operating performance. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our Board of Directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three- and nine-month period ended September 30, 2025, and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollars in thousands)		(Dollars in thousands)
Net income	$24,708	$24,301	$93,941	$88,616
Adjusted for:
Interest expense, net (including interest income and amortization of deferred financing costs	34,051	32,771	101,964	93,012
Income tax provision (benefit)	(4,283)	(1,193)	(13,544)	(4,518)
Adjustment to investment in unconsolidated companies: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla and Ijen	3,580	5,903	10,857	12,673
Depreciation, amortization and accretion	73,239	65,885	213,071	190,244
EBITDA	$131,295	$127,667	$406,289	$380,027
Mark-to-market (gains) or losses of derivative instruments	1,198	(409)	(1,206)	870
Stock-based compensation	4,941	5,042	14,473	14,887
Allowance for bad debts	158	121	210	342
Impairment of long-lived assets	—	323	—	1,280
Merger and acquisition transaction costs	479	80	1,488	1,379
Settlement agreement	—	4,750	900	4,750
Write-off of unsuccessful exploration and storage activities	377	77	1,144	1,456
Adjusted EBITDA	$138,448	$137,651	$423,298	$404,992

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS

Adjusted Net Income attributable to the Company's stockholders and Adjusted diluted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributed to the Company's stockholders and Adjusted diluted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconcile Net income attributable to the Company's stockholders and Adjusted diluted EPS for the three- and nine-months periods ended September 30, 2025, and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
(in millions, except for EPS)
GAAP Net income attributable to the Company's stockholders	24.1	22.1	92.5	82.9
Write-off of unsuccessful exploration and storage activities	0.3	0.26	0.9	1.15
Impairment of long-lived assets	—	0.06	—	1.01
Merger and acquisition transaction costs	0.4	0.06	1.18	1.09
Allowance for bad debts	0.1	0.10	0.17	0.27
Legal fees related to a settlement agreement	—	3.75	0.71	3.75
Adjusted Net income attributable to the Company's stockholders	$24.9	$26.3	$95.5	$90.2
GAAP diluted EPS ($)	0.39	0.36	1.51	1.37
Write-off of unsuccessful exploration and storage activities	0.01	0.00	0.02	0.02
Impairment of long-lived assets	—	—	—	0.02
Merger and acquisition transaction costs	0.01	0.00	0.02	0.02
Allowance for bad debts	0.00	0.00	0.00	0.00
Legal fees related to a settlement agreement	—	0.06	0.01	0.06
Adjusted Diluted EPS	$0.41	$0.42	$1.56	$1.49